EXHIBIT 10.26

RESTRICTED STOCK AWARD
CONAGRA FOODS 2006 STOCK PLAN

This Restricted Stock Award, hereinafter referred to as the “Agreement” is made on the ___ day of _____________, 200_, between ConAgra Foods, Inc., a Delaware Corporation (the “Company”) and the undersigned [as applicable: employee/consultant] of the Company (“Participant”).

1.             Award Grant.   The Company hereby grants an award of ________ shares of Common Stock of the Company, par value $5.00 per share, subject to the restrictions and other conditions set forth herein (the “Restricted Shares”), to the Participant under the ConAgra Foods 2006 Stock Plan (the “Plan”), as follows:

Participant:

Employee ID:

Number of Restricted Shares:

Date of Grant:

2.             Plan Provisions.   Participant acknowledges that this Agreement is subject to the terms of the Plan, and that in the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control.  Capitalized terms used herein without definition have the meaning set forth in the Plan.

3.             Restrictions.   Restricted Shares that have not vested may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the Restricted Shares by using puts, calls or similar financial techniques.  Restricted Shares that have not vested shall be subject to forfeiture as provided in Section 6. The terms of this Agreement shall be binding upon the beneficiaries, executors, administrators, heirs, successors and assigns (“Successors”) of the Participant.

4.             Book Entry Account.   Within a reasonable time after the Date of Grant, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in the Participant’s name, effective as of the Date of Grant.  The Company shall retain control of such account until the Restricted Shares have become vested in accordance with this Agreement.

5.             Vesting.   The Restricted Shares shall vest and the restrictions on transfer set forth in Paragraph 3 shall lapse in accordance with the vesting provisions set forth on Attachment A.  If the Participant shall die while employed by the Company, or a subsidiary thereof, or if Participant terminates employment with the Company, or a subsidiary thereof, upon Normal Retirement, all Restricted Shares granted pursuant to this Agreement shall become 100% vested.

6.             Forfeiture.   Except as set forth in Paragraph 5 in the case of death or Normal Retirement, upon the Participant’s termination of employment, unvested Restricted Shares shall immediately be forfeited without further consideration to the Participant.

7.             Stockholder Rights.   Upon the effective date of the book entry pursuant to Section 4, Participant shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the shares and to receive all dividends or other distributions paid or made available with respect to such shares. Notwithstanding the foregoing, any stock dividends or other in-kind dividends or distributions shall be held by the Company until the related Restricted Shares have become vested in accordance with this Agreement and shall remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions relate.

8.             Payment of Taxes Upon Settlement.   Participant agrees to remit to the Company all applicable Federal, state and local taxes which the Company is required to withhold at any time with respect to the Restricted Shares.  Participant agrees that the Company will reduce the total shares then vesting under this Agreement a sufficient number of shares to satisfy the minimum statutory withholding amount permissible.

9.             Adjustments Upon Changes in Capitalization; Change in Control.   In the event of any Common Stock dividend or Common Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or similar corporate transaction or event involving the Company, the Committee shall make equitable adjustment in the number of shares subject to this Agreement, provided, however, that no fractional share shall be issued upon subsequent vesting of the Restricted Shares.  In the event of a “Change of Control” (as defined in the Plan) all of the Restricted Shares shall become immediately vested as provided pursuant to Section 12.5 of the Plan.

10.           Notices.   Each notice relating to this Agreement shall be deemed to have been given on the date it is received.  Each notice to the Company shall be addressed to its principal office in Omaha,

Nebraska, Attention Corporate Compensation.  Each notice to the Participant or any other person or persons entitled to shares transferable upon vesting of the Restricted Shares shall be addressed to the Participant’s address and may be in written or electronic form.  Anyone to whom a notice may be given under this Agreement may designate a new address by notice to the effect.

11.           Benefits of Agreement.   This Agreement shall inure to the benefit of and be binding upon each successor of the Company.  All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant’s Successors.  This Agreement shall be the sole and exclusive source of any and all rights which the Participant, his heirs and legal representatives or Successors may have in respect to the Plan or this Agreement.

12.           Resolution of Disputes.   Any dispute or disagreement which should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement will be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive for all purposes.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.

13.           Amendment.   Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Participant under this Agreement without the Participant’s consent.

14.           Definitions.

(a)           Continuous Employment with the Company.   Continuous Employment with the Company shall mean the absence of any interruption or termination of employment by the Company or any parent or subsidiary of the Company which now exists or hereafter is organized or acquired by the Company.  Continuous Employment shall not be considered interrupted in the case of sick leave, long term disability, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or between the Company, its parent or subsidiaries or its successor.

(b)           Normal Retirement.   Normal Retirement shall mean terminating employment with the Company or its subsidiaries on or after attaining age [applicable age, 65 or 62 to be inserted].

IN WITNESS WHEREOF, the Company and the Participant have caused this Agreement to be executed effective as of the date first written above.

CONAGRA FOODS, INC.		PARTICIPANT

By:
	Date		Date

Attachment A

Vesting Schedule

The vesting of the Restricted Shares subject to this Agreement shall be determined based on the following schedule:

[Insert Vesting Schedule (e.g., time based / performance hurdles to be achieved)]